Exhibit No. 21

                           JOURNAL COMMUNICATIONS INC.
                         Subsidiaries of the Registrant

The following list shows the subsidiaries of the Registrant as of March 19, 1999, their respective states of incorporation and the percentage of voting securities of each subsidiary owned by its immediate parent. All companies listed have been included in the consolidated financial statements filed herewith.

                                                                 Percent of Voting
                                                                 Securities Owned
                                            State/Country        by Registrant or
Subsidiary                                  of Incorporation     Immediate Parent
----------                                  ----------------     ----------------
Journal Sentinel Inc.                       Wisconsin            100% by Registrant
Journal Broadcast Corporation               Nevada               100% by Registrant
NorthStar Print Group, Inc.                 Wisconsin            100% by Registrant
Add, Inc.                                   Wisconsin            100% by Registrant
Norlight Telecommunications, Inc.           Wisconsin            100% by Registrant
PrimeNet Marketing Services, Inc.           Minnesota            100% by Registrant
Trumbull Printing, Inc.                     Connecticut          100% by Registrant
IPC Communication Services, Inc.            Michigan             100% by Registrant
PPC Liquidations, Inc.                      Wisconsin            100% by Registrant
Journal Broadcast Group, Inc.               Wisconsin            100% by Journal Broadcast Corp.
Journal Broadcast Group of Tennessee, Inc.  Tennessee            100% by Journal Broadcast Group, Inc.
Hometown Publications, Inc.                 Connecticut          100% by Add, Inc.
Community Newspapers, Inc.                  Wisconsin            100% by Add, Inc.
Mega Direct Holdings, Inc.                  Nevada               100% by Add, Inc.
Auto Mart Publications, Inc.                Ohio                 100% by Add, Inc.
Nordoc Software Services, S. A.             France               99% by IPC Communication Services*
Nordoc Europe B.V.                          Netherlands          99% by IPC Communication Services*
Label Products & Design, Inc.               Wisconsin            100% by NorthStar Print Group

--------------
* 1 % by other subsidiaries of the Registrant

       The Registrant has no controlling parent. Twenty-five million nine hundred and twenty thousand (25,920,000) shares, or ninety percent (90%), of the Registrant's issued common stock at March 19, 1999, are owned of record by the Trust. The right to vote these shares in most instances resides in the employees who hold Units of beneficial interest in that trust. Accordingly, the Registrant is not controlled by the Trust and does not consider it to be a "parent" of the Registrant within the meaning of Regulation 12b-2. See Item 12 "Security Ownership of Certain Beneficial Owners and Management."